Exhibit 99.1

For Release 1 p.m. PST

February 2, 2006

NetIQ Announces Planned Transition of Chuck Boesenberg to

Executive Chairman

SAN JOSE, Calif. — February 2, 2006 — NetIQ Corp. (Nasdaq: NTIQ), a leading provider of integrated systems and security management solutions, today announced the planned transition of Chuck Boesenberg, Chairman & CEO to the role of Executive Chairman.

Mr. Boesenberg, who has been NetIQ’s CEO for the past four years, has announced his intention to transition to the role of Executive Chairman by June 30, 2006, the end of NetIQ’s fiscal year. The Board of Directors has commenced a search of internal and external candidates to replace Mr. Boesenberg as CEO.

“Some time ago, I initiated discussions with the board regarding my desire to transition at some point during this year. I’m pleased to continue as Executive Chairman when a new CEO is named. The new role will allow me more time to focus on corporate strategy, customer relationships, and strategic alliances,” Mr. Boesenberg said.

“Chuck has led the company through a time of tremendous change and accomplishment,” stated Dave Barram, NetIQ’s Lead Director. “We appreciate his commitment to the company and his role in shaping NetIQ’s strategy. The board of directors is pleased that he will continue as Executive Chairman after the transition is completed.”

Boesenberg, a 30-year veteran in the technology industry, joined NetIQ in January of 2002. He has held senior executive positions at IBM and Apple and served as president and chief executive officer of Central Point Software, Magellan and Integrated Systems.

About NetIQ

NetIQ is a leading provider of integrated systems and security management solutions that empower IT organizations with the knowledge and ability necessary to assure IT service. NetIQ’s Knowledge-Based Service Assurance products and solutions include embedded knowledge and tools to implement industry best practices and to better ensure operational integrity, manage service levels and risk, and ensure policy compliance. NetIQ’s modular, best-of-breed solutions for Performance & Availability Management, Security Management, Configuration & Vulnerability Management, and Operational Change Control integrate through an open, service-oriented architecture allowing for common reporting, analytics and dashboards. For more information about NetIQ, visit www.netiq.com or call (888) 323-6768.

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Contacts:

Greg Klaben, Investor Relations 1-408-856-1894, greg.klaben@netiq.com

Patricia Morley, Corporate Communications 713-418-5094, patricia.morley@netiq.com